Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 15, 2019 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.079880 per unit, payable on March 28, 2019, to unitholders of record on February 28, 2019. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.079880 per unit is lower than the $0.095933 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced decreased while the volume of natural gas produced increased. The pricing realized for both oil and natural gas produced and included in the current distribution increased. This distribution is slightly higher than the $0.074791 per unit distributed in the comparable quarter in 2018. As compared to the comparable quarter in 2018, the price of oil has increased while the price of natural gas has decreased. The volume of oil produced and included in the current distribution decreased compared to this time last year while the volume of natural gas has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*            *             *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839